CASH PLEDGE AGREEMENT (HEREINAFTER THE “PLEDGE AGREEMENT”) EXECUTED BY:

BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO SANTANDER MÉXICO (HEREINAFTER PARTY “A”) AND

AEROINVEST , S.A. DE C.V. (HEREINAFTER PARTY “B”)

ACCORDING TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS

Each Party represents, as of the date of this Pledge Agreement and as on each date a Guarantee id granted in Pledge, that:

(a)	In the event of resulting Debtor of the Guarantee, it wishes to constitute pledge over Cash (the “Pledge”) pursuant to the Global Agreement to Grant Guarantees In Connection with Derivative Financial Instruments dated June 2nd 2015, (the “Guarantees Global Agreement”) in favor of the Creditor of the Guarantee (and, if the case may be, of the assignees of the Creditor of the Guarantee), in order to guarantee its derivative obligations from the Master Agreement for Derivative Financial Instruments dated June 2nd, 2015 (the “Master Agreement”), as well as the Transactions made under such agreement.

(b)	It is the rightful owner or has the legal power to dispose of the Cash that may be granted in Guarantee pursuant to this Pledge Agreement.

(c)	All Representations made in the Master Agreement and in the Guarantees Global Agreement are valid and are repeated in this Agreement as if they were literally inserted herein.

(d)	Their Attorney(s)-in-Fact that execute this Pledge Agreement, have sufficient powers to oblige it under the terms of this Pledge Agreement, and such powers have not been revoked or amended.

(e)	It wishes to execute this Pledge Agreement and grant Cash as Eligible Asset that is described in Exhibit A, or those agreed upon by the Parties in writing (from time to time as the Eligible Assets are granted or released under the terms of this Pledge Agreement) in Pledge to guarantee the Transactions.

Considering the foregoing, the parties agree to the following:

ARTICLES

ARTICLE 1. Definitions. Unless they are defined in any other form in this Pledge Agreement, the capitalized terms will have the meaning set forth in the Guarantees Global

Agreement and in the Master Agreement, their Supplement and Confirmations (such meanings will be likewise applicable to the singular and plural forms).

For effects of this Agreement, the following terms have the following meanings:

“Assets Granted in Guarantee” means Cash granted in Pledge from time to time under the terms of this Pledge Agreement.

“Exhibit A” means the Exhibit A to the Guarantees Global Agreement.

“Pledge Agreement” means this Pledge Agreement.

“Guarantees Global Agreement” means the Global Agreement to Grant Guarantees In Connection with Derivative Financial Instruments described in Representation (a) of this Pledge Agreement, as well as its Exhibits.

“Master Agreement” means the Master Agreement for Derivative Financial Instruments described in Representation (a) of this Pledge Agreement, the Supplement, Exhibits and Confirmations of the same.

“Pledge Account” mean the account given by the Part acting as Creditor of the Guarantee in Exhibit A or as agreed in writing by the Parties in a separate document for the transfer of Cash or any other account that the Part acting as Creditor of the Guarantee informs in writing to the Part acting as Debtor of the Guarantee.

“Cash” means Pesos (Mexican Currency)

“Taxes and Costs” means, jointly, all the taxes (payable as withholding or in any other form) interests, fines, surcharges, liabilities and accessories established by the Mexican tax authorities as well as the fees, commissions and reasonable and documented expenses that may be payable according to this Pledge Agreement o deriving from the same.

“LGTOC” (For its acronym in Spanish) means Ley General de Títulos y Operaciones de Crédito (General Law of Negotiable Instruments and Credit Transactions).

“Guaranteed Obligations” means, jointly (i) the fulfillment of all and each of the Transactions, (ii) the fulfillment of all obligations contemplated in this Pledge Agreement, the Master Agreement or the Guarantees Global Agreement and (iii) the payment of all commissions, fees, costs and expenses, reasonable and documents, paid or incurred by the Creditor of the Guarantee, in connection with the paragraphs (i) and (ii) above

“Party A” means the party designated as such at the beginning of this Pledge Agreement.

“Party B” means the party designated as such at the beginning of this Pledge Agreement.

“Pledge” means the commercial pledge pursuant to the terms of article 334 of the LGTOC.

ARTICLE 2. Constitution of the Pledge. In every occasion in which pursuant to the Guarantees Global Agreement, any of the Parties is considered as Debtor of the Guarantee and is obliged to grant in guarantee Cash in favor of the other Party equivalent to the Amount of the Guarantee, such Party through this Pledge Agreement constitutes a Pledge over the Assets Granted in Guarantee in favor of the Creditor of the Guarantee. The Pledge granted through this Pledge Agreement will be constituted as pledge with transfer of ownership according to the last paragraph of article 336 of the LGTOC and will be perfected through the transfer of Cash by the Debtor of the Guarantee to the Guarantee Account.

The Eligible Assets granted in Pledge will be released and delivered by the Creditor of the Guarantee pursuant to the terms and conditions of this Pledge Agreement and the Guarantees Global Agreement, provided that (i) there is no Early Termination Event pursuant to the Transactions and (ii) an Early Termination Date is not set.

ARTICLE 3. Interests. (a) The Parties agree that Cash will accrue interests equivalent to what is established in Exhibit 1 or as may be agreed by the Parties in writing in a separate instrument.

(b) As long as (i) an Early Termination Event does not exist and (ii) an Early Termination Date has not been set, the accrued interests by Cash will be delivered to the Debtor of the Guarantee on a monthly basis or as may be agreed by the Parties in writing in a separate instrument or in Exhibit 1.

(c) In the event an Early Termination Event exists with respect to the Transactions, the accrued interests by Cash will be for the benefit of the Creditor of the Guarantee.

ARTICLE 4. Rights of the Creditor of the Guarantee. (a) The parties agree that the Creditor of the Guarantee will have the right to use the Cash Granted in Guarantee due to the fact that it is a pledge with transfer of ownership pursuant to the last paragraph or article 336 of the LGTOC.

(b) In the event an early Termination and/or a breach of any kind of the Guaranteed Obligations existed (1) any interests or any economic distributions derived from Cash will be subject to this Pledge and for effects of this Agreement will be considered as “Assets Granted in Guarantee”, and (2) the parties agree that such interests or economic be pledged with the Creditor of the Guarantee under the terms of articles 334, fraction IV, 335 and last paragraph of article 336 of the LGTOC.

ARTICLE 5. Term. The Pledge contemplated herein will remain in full force and effect until the Guaranteed Obligations have been totally fulfilled.

ARTICLE 6. Novation, Amendment, Etc. The Pledge contemplated hereby will not constitute novation, amendment payment, or payment in kind of the Guaranteed Obligations.

ARTICLE 7. Positive and Negative Obligations. As long as any amount payable in connection with the Guaranteed Obligations remains outstanding or the Guaranteed Obligations have not been fulfilled, as the case may be, each Party that acts as Debtor of the Guarantee is obliged to sign and deliver the necessary documents and instruments, and to carry out any other action that may be necessary, as may be reasonably requested by the Creditor of the Guarantee, in order to constitue if it were necessary, and protect the Pledge that is intended to be constituted, according to this Pledge Agreement and to allow the Creditor of the Guarantee to exercise its rights under the terms of this Pledge Agreement.

ARTICLE 8. Express Consent. The parties agree that the Debtor of the Guarantee may grant its express consent after the constitution of the pledge to apply the Cash to the payment of the Guaranteed Obligations pursuant to Article 344 of the LGTOC, substantially in the terms of Exhibit 2.

Notwithstanding the rights that the Creditor of the Guarantee may have in the event of execution of this Pledge Agreement and that the Assets Granted in Guarantee are insufficient to cover the Guaranteed Obligations, the Creditor of the Guarantee will have an action to request the Debtor of the Guarantee the remaining amount pursuant to the applicable laws.

ARTICLE 9. Additional Eligible Assets, Return of Eligible Assets. Cash granted in guarantee to the Creditor of the Guarantee pursuant to this Pledge Agreement or the Master Agreement, will be subject to the terms of this Pledge Agreement. Any amount of Cash shall be deemed, for effects of this Pledge Agreement, as “Assets Granted in Guarantee” and it will be enough in order for them to be considered affected by this Pledge Agreement to deliver the Assets Granted in Guarantee pursuant to this Pledge Agreement to the Creditor of the Guarantee and a written notice describing the Assets Granted in Guarantee by the Debtor of the Guarantee shall delivered. Every time new Eligible Assets are granted in guarantee and are considered Assets Granted in Guarantee, it will be necessary for the Debtor of the Guarantee to deliver a new written notice to the Creditor of the Guarantee describing the new Assets Granted in Guarantee, substantially in the terms of Exhibit 1.

(b) The Debtor of the Guarantee, by delivering the Eligible Assets in guarantee under the terms of this Pledge Agreement, is considered to make, with respect to the rest of the parties the same representations, mutatis mutandis, as those included in the Representation I of this Pledge Agreement.

(c) In the event pursuant to the terms of the Master Agreement, the Debtor of the Guarantee has a right to receive a Refund Amount, the Creditor of the Guarantee shall deliver to the account indicated by the Debtor of the Guarantee the Assets Granted in Guarantee that it has the right to receive as Refund Amount.

ARTICLE 10. Taxes and Expenses. a) The Taxes and Expenses will be covered by each Party of by the Party who acted as Debtor of the Guarantee, as the case may be, as follows:

(i)	The Taxes and Expenses related to the preparation, execution and compliance or amendment of this Pledge Agreement will be paid by the corresponding party; and

(ii)	In the event of execution of this Pledge Agreement pursuant to this Pledge Agreement, the Taxes and Expenses will be borne exclusively by the party who acted as Debtor of the Guarantee.

(b) The Debtor of the Guarantee will indemnify and hold harmless the Creditor of the Guarantee and the Executor of the Taxes and Expenses that may be demanded from the Creditor of the Guarantee and/or the Executor or payable with respect to the transactions included herein.

ARTICLE 11. Notices. All notices and any other communication that shall be given pursuant to this Pledge Agreement shall be in writing and delivered to the addresses, fax numbers, electronic mail addresses, or data message system shown in the signature page of this Pledge Agreement, or to any other address, fax number, electronic mail address or data message system that may be designated by the recipient giving prior notice to the other Party. Such notices and other communications will be effective if they are delivered personally, when they are delivered and if they are sent via fax, electronic mail or any other electronic or communication media, when they have been received or when the acknowledgement of receipt of the sent message has been received.

ARTICLE 12. Assignment. The rights and obligations under this Pledge Agreement may not be assigned nor transferred to third parties, without the previous written consent of all parties of this Pledge Agreement.

ARTICLE 13. Interpretation. In the event of discrepancy between the stipulations of the Master Agreement including the Supplement and this Pledge Agreement, this Pledge Agreement will prevail. In the event of discrepancy between the terms of the Guarantees Global Agreement, including its Exhibits and this Pledge Agreement, this Pledge Agreement will prevail. In the event of discrepancy between a Confirmation and this Pledge Agreement, the Confirmation will prevail.

ARTICLE 14. Counterparts. The parties may execute this Pledge Agreement in various counterparts, each of which will be considered an original in connection to the party that subscribed it, and jointly will form one document.

ARTICLE 15. Applicable Law. This Pledge Agreement will be governed and construed in accordance to the Mexican laws.

ARTICLE 16. Jurisdiction. Any dispute in connection to this Agreement that may not be resolved amicably by the Parties shall be solved definitely pursuant to the Arbitration Rules of the Mexican Arbitration Center (“CAM” for its acronym in Spanish) by three arbitrators designated pursuant to such Rules. The place of the arbitration will be in Mexico City, Federal District, Mexico and held in Spanish; however, the Parties may submit evidence in English without the need for translation. In the event such evidence is submitted in a third language, the corresponding translation should be included. The arbitration court shall be formed no later than 30 days as of the date in which a Party has filed the corresponding arbitration claim.

This Agreement is executed by duplicate in Mexico, Federal District on June 2nd, 2015.

PARTY A: Banco Santander (Mexico), S.A., Institución de Banca Múltiple, Grupo Financiero Santander.	PARTY B: Aeroinvest, S.A. de C.V. [Illegible signature]
By: Alfonso Vázquez Moreno	By: Víctor Humberto Bravo Martín Position: Attorney in Fact

Name: Francisco Mejía Ortega Position: Attorneys in Fact Address: Prolongación Paseo de la Reforma No.500 Col. Lomas de Santa Fe, 01219, Mexico Federal District	Address: Blvd. Manuel Ávila Camacho No. 36, Piso 15, Col. Lomas de Chapultepec, Del. Miguel Hidalgo, Mexico Federal District, 11000
Phone: 5257 8000 ext. 47187 and 47188	Phone: 52729991
Fax: 5257 8022	Fax:
Attention: Operations Executive Direction	Attention: Gabriel Concha Guerrero

EXHIBIT 1

ASSETS GRANTED IN GUARANTEE

[___________][_], [20__]

[Creditor of the Guarantee]

Mexico, Federal District

Dear Sirs:

We make reference to the Pledge Agreement (the “Pledge Agreement”) dated as of ______________________, 2015, between ____________________ and _____________.

Capitalized terms used herein will have the meaning set forth in the Pledge Agreement, unless otherwise agreed herein to the contrary.

Pursuant to Article 3 of the Pledge Agreement, the applicable interest rate will be the Weighted Bank Fund Rate (Tasa Ponderada de Fondeo Bancario) calculated and made known by Mexico´s Central Bank (Banco de México) through electronic communications media.

Pursuant to subparagraph (a) of Article 9 of this Pledge Agreement, the Debtor of the Guarantee hereby notifies you that the Cash amount described below will be deemed as Asset Granted in Guarantee.

_____________________

The Debtor of the Guarantee hereby certifies that no Early Termination Event or breach under the Transactions has occurred.

Regards,

_____________________
[Debtor of the Guarantee]

EXHIBIT 2

EXPRESS CONSENT AND EXECUTION

[___________][__] 20[__]

[Creditor of the Guarantee]

Mexico, Federal District

Dear Sirs:

We make reference to the Pledge Agreement (the “Pledge Agreement”) dated as of ______________________, 2015, between ____________________ and _____________.

Capitalized terms used herein will have the meaning set forth in the Pledge Agreement, unless otherwise agreed herein to the contrary.

Pursuant to Article 8 of the Pledge Agreement and pursuant to Article 344 of the LGTOC, in the event any of the Guaranteed Obligations is not fulfilled by the Debtor of the Guarantee in the form and time pointed out in the Master Agreement, the Guarantees Global Agreement or any other instrument in which a Transaction has been recorded, the Debtor of the Guarantee, in this act, grants its express consent to the Creditor of the Guarantee to use the Cash for the payment of the Guaranteed Obligations.

Cash granted in guarantee will used by the Creditor of the Guarantee as follows:

(1)	Payment of taxes and expenses, and reasonable costs and commissions and evidenced spent by the Creditor of the Guarantee, that had been caused in connection with the execution of this pledge;

(2)	Payment of any outstanding Guaranteed Obligation;

(3)	Once the concepts mentioned above have been paid, any leftover will be immediately be delivered to the Debtor of the Guarantee pursuant to the instructions given by the Debtor of the Guarantee to the Creditor of the Guarantee, in the understanding that such interests accrued by the investments of the Eligible Assets will be for the exclusive benefit of the Creditor of the Guarantee.

The omission by the Creditor of the Guarantee to exercise the rights provided in this document, in no event shall be deemed as a waiver to the same, nor the singular or partial exercise of any right under this Pledge Agreement by the Creditor, excludes the possibility of exercising any other right

Regards,
_____________________
Debtor of the Guarantee